Exhibit 4.1

TENTH AMENDMENT TO MASTER INDENTURE

This TENTH AMENDMENT TO MASTER INDENTURE, dated as of March 3, 2016 (this “Amendment”), is entered into between: (i) Synchrony Credit Card Master Note Trust (formerly known as GE Capital Credit Card Master Note Trust), a Delaware statutory trust (the “Issuer”); and (ii) Deutsche Bank Trust Company Americas, as indenture trustee under the Master Indenture referred to below (in such capacity, the “Indenture Trustee”).

BACKGROUND

WHEREAS, the Indenture Trustee and the Issuer are parties to the Master Indenture, dated as of September 25, 2003, as amended by the Omnibus Amendment No. 1 to Securitization Documents, dated as of February 9, 2004, among the Indenture Trustee, the Issuer and certain other parties, the Second Amendment to Master Indenture, dated as of June 17, 2004, between the Issuer and the Indenture Trustee, the Third Amendment to Master Indenture, dated as of August 31, 2006, between the Issuer and the Indenture Trustee, the Fourth Amendment to Master Indenture, dated as of June 28, 2007, between the Issuer and the Indenture Trustee, the Fifth Amendment to Master Indenture, dated as of May 22, 2008, between the Issuer and the Indenture Trustee, the Sixth Amendment to Master Indenture, dated as of August 7, 2009, between the Issuer and the Indenture Trustee, the Seventh Amendment to Master Indenture, dated as of January 21, 2014, between the Issuer and the Indenture Trustee, the Eighth Amendment to Master Indenture and Omnibus Supplement to Specified Indenture Supplements, dated as of March 11, 2014, between the Issuer and the Indenture Trustee, and the Ninth Amendment to Master Indenture, dated as of November 24, 2015, between the Issuer and the Indenture Trustee (as amended, the “Master Indenture”);

WHEREAS, this Amendment is being entered into pursuant to Section 9.1(b) of the Master Indenture, and all conditions precedent to the execution of this Amendment, as set forth in such Section 9.1(b), have been satisfied; and

WHEREAS, the parties hereto intend to amend the Master Indenture as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AMENDMENTS

The parties hereto agree as follows:

SECTION 1.      DEFINITIONS. As used herein, (a) capitalized terms which are defined in the preamble hereto shall have the meanings as so defined and (b) capitalized terms not so defined shall have the meanings set forth in the Master Indenture, as amended hereby.

SECTION 2.      AMENDMENTS.

(a)       Section 1.1 of the Master Indenture is amended by adding the following definitions in appropriate alphabetical order:

“60-Day Delinquent Receivables” means, as of any date of determination, all Transferred Receivables, other than Charged-Off Receivables and Receivables in Removed Accounts, that are sixty (60) or more days delinquent as of the last day of the Monthly Period immediately preceding such date, as determined in accordance with the Credit and Collection Policies.

“Asset Representations Review” means the review of the Asset Representations Reviewer conducted pursuant to the Asset Representations Review Agreement.

“Asset Representations Review Agreement” means an agreement between the Issuer and certain other parties pursuant to which the Issuer has appointed an “asset representations reviewer” as contemplated by General Instruction I.B.1.(b) applicable to Form SF-3 Registration Statements under the Securities Act.

“Asset Representations Reviewer” means the Person appointed as “asset representations reviewer” pursuant to an Asset Representations Review Agreement.

“Delinquency Percentage” means, for each Payment Date and the related preceding Monthly Period, an amount equal to the ratio (expressed as a percentage) of (i) the aggregate balance of all 60-Day Delinquent Receivables as of the last day of the Monthly Period immediately preceding such Payment Date to (ii) the aggregate balance of Transferred Receivables as of the last day of the Monthly Period immediately preceding such Payment Date.

“Delinquency Trigger” means, with respect to any Payment Date and the related Monthly Period, the Delinquency Percentage for such Payment Date is greater than the Maximum Delinquency Percentage for such Payment Date.

“Maximum Delinquency Percentage” means, with respect to any Payment Date, the lowest “Maximum Delinquency Percentage,” as specified in any Indenture Supplement.

“Review Notice” is defined in Section 5.18.

“Verified Note Owner” means either (a) a Note Owner that has provided the Indenture Trustee with each of (i) a written certification that it is a beneficial owner of a specified Outstanding Principal Balance of the Notes and (ii) a trade confirmation, an account statement, a letter from a broker or dealer that is acceptable to the Indenture Trustee or other similar document acceptable to the Indenture Trustee showing that such Noteholder or Note Owner is a beneficial owner of such Outstanding Principal Balance of the Notes or (b) any Noteholder.

(b)               Section 3.7 of the Master Indenture is amended by adding the following clause (j) immediately after clause (i):

(j)       The Issuer hereby covenants and agrees that it shall deliver a notice to the Transferor of any breach of a representation or warranty set forth in Section 6.1(a)(ix) of the Transfer Agreement if directed to do so by the Indenture Trustee

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(acting at the direction of Noteholders (or Verified Note Owners) of not less than 66 2/3% of the Outstanding Principal Balance of the Notes for all Series). For the avoidance of doubt, any actions by the Indenture Trustee pursuant to this clause (j) or as the “Requesting Party” (as defined in the Transfer Agreement) shall be subject to the indemnification provisions of Section 6.7.

(c)             Section 5.5 of the Master Indenture is amended by replacing the first phrase therein to read as follows:

“Except with respect to utilizing the dispute resolution provisions in Section 6.5 of the Transfer Agreement, no noteholder shall have any right to institute any Proceeding, with respect to this Indenture or any Indenture Supplement, or for the appointment of a receiver or trustee, or for any other remedy hereunder or thereunder, unless:”

(d)              Article V of the Master Indenture is amended by adding the following Section 5.18 immediately after Section 5.17:

Section 5.18. Asset Representations Review.

(a)        Within 90 calendar days of the occurrence of the filing of a Securities Exchange Act Form 10-D reporting that a Delinquency Trigger has occurred, the Noteholders of 5% or more of the Outstanding Principal Balance of the Outstanding Notes of all Series shall be entitled to demand that the Indenture Trustee conduct a vote of all Noteholders of Outstanding Notes to determine whether to cause the Asset Representations Reviewer to conduct an Asset Representations Review.

(b)        Upon the direction of the requisite Noteholders set forth in Section 5.18(a), the Indenture Trustee shall cause the Transferor to conduct a vote of all Noteholders of Outstanding Notes. Each Noteholder that elects to vote shall vote whether or not the Asset Representations Reviewer should be directed to conduct an Asset Representations Review. The vote shall remain open until the 150th day after the filing of the Form 10-D referred to in Section 5.18(a).

(c)        In the event that a Note Owner exercises its right to vote such Note Owner’s beneficial interest, the Indenture Trustee shall verify that each such Note Owner is a Verified Note Owner and shall provide such evidence to the Issuer.

(d)        If a majority of the Noteholders voting pursuant to Section 5.18(b) vote to cause the Asset Representations Reviewer to conduct an Asset Representations Review, the Indenture Trustee shall provide written notice (the “Review Notice”) to the Issuer, which shall promptly provide such Review Notice to the Transferor and the Asset Representations Reviewer. The Indenture Trustee shall cooperate with the Asset Representations Reviewer in the event that an Asset Representations Review is commenced pursuant to this Section 5.18(d) and shall provide the Asset Representations Reviewer with any documents and other information reasonably requested by the Asset Representations Reviewer in connection with the Asset Representations Review.

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(e)        If the Asset Representations Reviewer gives notice of its intent to resign or the Issuer terminates the Asset Representations Reviewer pursuant to the terms of the Asset Representations Review Agreement or if a vacancy exists in the office of the Asset Representations Reviewer for any reason, the Issuer shall promptly appoint and designate a successor Asset Representations Reviewer in accordance with the provisions of the Asset Representations Review Agreement.

(e)                Article VII is hereby amended by adding the following Section 7.5 immediate after Section 7.4:

“Section 7.5. Communications with Investors. Following receipt of a written request by the Issuer during any Monthly Period (or receipt of written notice that the Transferor has received a written request) from a Noteholder or Note Owner seeking to communicate with other Noteholders or Note Owners regarding exercising their contractual rights under the terms of the Related Documents, the Issuer shall, if applicable, notify the Transferor of any such request received by the Issuer and shall cause the Transferor or the Servicer to include in the Securities Exchange Act Form 10-D filing for the Issuer related to the Monthly Period in which such request was received: (i) the name of the Noteholder or Note Owner, as applicable, delivering such request, (ii) the date the request was received, (iii) a statement to the effect that the Issuer or the Transferor, as applicable, has in fact received such request from a Noteholder or Note Owner, as applicable, and that such Noteholder or Note Owner, as applicable, is interested in communicating with other Noteholders or Note Owners with regard to the possible exercise of rights under the Related Documents and (iv) a description of the method that other Noteholders or Note Owners may use to contact the requesting Noteholder or Note Owner, as applicable; provided, however, that if the Issuer or Transferor receives a request from any Note Owner, the Issuer and the Transferor shall be entitled to verify that each such Note Owner is a Verified Note Owner prior to including any request from such Note Owner in any Securities Exchange Act Form 10-D.”

SECTION 3.      EFFECTIVENESS. This Amendment shall become effective as of the date first set forth above; provided that (i) each of the Indenture Trustee and the Issuer shall have executed and delivered a counterpart of this Amendment, (ii) the Rating Agency Condition shall have been satisfied, and (iii) the Issuer shall have delivered to the Indenture Trustee (x) an Officer’s Certificate to the effect that all requirements for this Amendment contained in the Master Indenture have been met and the Issuer reasonably believes that such action will not result in an Adverse Effect and (y) a Tax Opinion. The Issuer shall provide written notice to the Indenture Trustee upon satisfaction of the conditions in the preceding sentence.

SECTION 4.      BINDING EFFECT; RATIFICATION.

(a)                On and after the execution and delivery hereof, (i) this Amendment shall be a part of the Master Indenture and (ii) each reference in the Master Indenture to “this Agreement”, “this Indenture”, “hereof”, “hereunder” or words of like import, and each reference in any other Related Document to the Master Indenture, shall mean and be a reference to the Master Indenture as amended hereby.

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(b)               Except as expressly amended hereby, the Master Indenture shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

SECTION 5.      NO RECOURSE. It is expressly understood and agreed by the parties hereto that (a) this Amendment is executed and delivered by BNY Mellon Trust of Delaware, not individually or personally but solely as trustee of the Issuer, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by BNY Mellon Trust of Delaware but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on BNY Mellon Trust of Delaware, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall BNY Mellon Trust of Delaware be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Amendment or any other related documents.

SECTION 6.      NO PETITION. The Indenture Trustee covenants that it will not directly or indirectly institute or cause to be instituted against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any Federal or state bankruptcy law unless Noteholders of not less than 66⅔% of the Outstanding Principal Balance of each Class of each Series has approved such filing and it will not directly or indirectly institute or cause to be instituted against the Transferor any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any Federal or state bankruptcy law in any instance; provided, that the foregoing shall not in anyway limit the Noteholders’ rights to pursue any other creditor rights or remedies that the Noteholders may have for claims against the Issuer.

SECTION 7.      MISCELLANEOUS.

(a)                THIS AMENDMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY, AND PERFORMANCE, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b)               Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment.

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(c)                This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered electronically.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

SYNCHRONY CREDIT CARD MASTER NOTE TRUST,
as Issuer

By:    BNY MELLON TRUST OF DELAWARE,
         not in its individual capacity
         but solely as Trustee on behalf of the Issuer

By:   /s/ Kristine K. Gullo

Name: Kristine K. Gullo

Title: Vice President

S-1	Tenth Amendment to Master Indenture

DEUTSCHE BANK TRUST COMPANY AMERICAS,
not in its individual capacity, but solely as the Indenture Trustee

By:  /s/ Louis Bodi

Name: Louis Bodi

Title: Vice President

By:   /s/ Mark Esposito

Name: Mark Esposito

Title: Assistant Vice President

S-2	Tenth Amendment to Master Indenture